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                                                                   EXHIBIT 11
                         FISHER SCIENTIFIC INTERNATIONAL INC.
                       COMPUTATION OF EARNINGS PER COMMON SHARE
                       (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
                                     (unaudited)

PRIMARY EARNINGS PER SHARE WERE CALCULATED AS FOLLOWS:

                                          Three Months Ended  Nine Months Ended
                                            September 30,       September 30,
                                          ------------------  -----------------
                                           1996      1995      1996     1995
                                           ----      ----      ----     ----
Total income (loss) used for primary
earnings per share                         $11.5    $(15.8)    $24.4    $ 1.2
                                           =====    =======    =====    =====

Average common shares
outstanding                                 20.0      16.0      17.7     16.0

Other                                        0.5       0.4       0.4      0.4
                                           -----    -------    -----    -----

Average shares and equivalents              20.5      16.4      18.1     16.4
                                           =====    =======    =====    =====

Primary earnings (loss) per share          $ .56    $(0.96)    $1.35    $0.07
                                           =====    =======    =====    =====

FULLY DILUTED EARNINGS PER SHARE WERE CALCULATED AS FOLLOWS:

                                          Three Months Ended  Nine Months Ended
                                            September 30,       September 30,
                                          ------------------  -----------------
                                           1996      1995      1996     1995
                                           ----      ----      ----     ----

Net income (loss)                          $11.5    $(15.8)    $24.4    $ 1.2
Interest expense of
Convertible Subordinated Notes,
net of taxes                                  --       1.1       2.1      3.1
                                           -----    -------    -----    -----
Total income (loss) used for fully
diluted earnings per share                 $11.5    $(14.7)    $26.5    $ 4.3
                                           =====    =======    =====    =====
Average common shares
outstanding                                 20.0      16.0      17.7     16.0
Common equivalent shares
for Convertible Subordinated Notes            --       3.6       2.3      3.6
Other                                        0.6       0.4       0.5      0.4
                                           -----    -------    -----    -----

Average shares and equivalents              20.6       20.0     20.5     20.0
                                           =====    =======    =====    =====

Fully diluted earnings (loss) per share    $ .56    $(0.73)    $1.29    $0.22
                                           =====    =======    =====    =====

Note:  Amounts may not calculate due to rounding.


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